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                                                                   EXHIBIT 10.27

January 1, 2002

Mr. Emilio Romano
ERM & Associates, Inc.
2875 NE 191 Street, Ste. 514
Aventura, FL  33180

Dear Emilio:

This will confirm that Princeton Video Image, Inc. (PVI) has retained your firm to provide consulting services to be performed by you, subject to the terms of this letter. As used in rest of this letter, "you" or "your" shall refer to both ERM & Associates, Inc. and you personally.

Your services will include advising and assisting PVI's interim co-Chief Executive Officers in (1) conducting a search for a new Chairman, Chief Executive Officer and other senior management positions, (2) strategic planning,
(3) evaluation and negotiation of potential merger and acquisition opportunities, (4) undertaking business development contacts in the media and broadcasting industries, and (5) such other matters relating to operation of PVI we may agree upon from time to time.

You will provide services at such times as we may reasonably request, consistent with your schedule and other responsibilities. We understand and agree that your services provided from November 15, 2001 until January 15, 2002 will be provided outside the United States. Your engagement will extend from November 15, 2001 until February 15, 2002, subject to additional monthly extensions as we may agree, provided that either of us may terminate your engagement at any time upon written notice.

As compensation for your services, PVI (or its subsidiary Publicidad Virtual) will pay you a cash fee of US $10,000 per month, subject to pro-ration for any shorter period. Payments will be made by the 10th day of the following calendar month. PVI will also reimburse you for reasonable travel and other out of pocket expenses you incur in performing consulting services consistent with PVI's normal expense reimbursement policies. In addition, for each full month of consulting services you provide, PVI shall grant you a 10-year vested option to purchase 5000 shares of PVI common stock under and subject to the terms of PVI's Stock Option Plan. Each option grant will be made as of the 10th (or next succeeding business) day of the following calendar month and shall have a per share exercise price equal to the value of a PVI common share on such date as determined under the Plan. Without further approval of PVI's Compensation Committee, the maximum number of options that may be granted to you under this agreement or any extension is for 30,000 shares. PVI may also pay you bonuses or success fees in amounts acceptable to PVI, if PVI's Board determines, in good faith, that your assistance so warrants.

You will be performing your services as an independent contractor and not as an employee or agent of PVI. You are not authorized to assume or create any obligation or responsibility on behalf of, on in the name of, PVI or to bind PVI in any manner, except as may be expressly so delegated in

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writing. Since you are an independent contractor you will be solely responsible for reporting your compensation to tax authorities and PVI is not obligated to pay any withholding taxes, social security, unemployment or disability insurance or similar items on your behalf. You represent and warrant that you are not a party to any agreement or arrangement that could be considered in conflict with the interests of PVI or prevent you from providing your services to us as contemplated in this letter.

You agree to treat as confidential all non-public information disclosed to you by PVI that PVI indicates to be confidential or proprietary. You will treat such information with the same degree of care you give to your own confidential information (but no less than reasonable care) and will not disclose such information to any other party except as authorized by PVI.

You agree that all rights in and to all inventions, improvements, designs, processes, code, programming, trade secrets, know-how, and other intellectual property, whether or not patentable, copyrightable or otherwise eligible for legal protection, conceived, discovered, or first reduced to practice by you in the course of performance of your services (collectively "Inventions") shall be owned exclusively by PVI. You hereby assign all intellectual property rights to such Inventions to PVI and agree to cooperate reasonably with PVI, at its expense, to apply for, obtain and enforce patents, copyrights or other rights with respect to any Invention.

This letter contains our entire agreement with respect to its subject matter and may only be amended by a writing signed by both parties. It will be governed by New Jersey law. Your obligations under this agreement will be binding upon both your firm and you personally.

If the foregoing terms are acceptable, please sign and return the enclosed copy of this letter.

                                            Sincerely,
                                            Princeton Video Image, Inc.


                                            By: /s/ David Sitt
                                               -------------------------------
                                                Co-Chief Executive Officer

Agreed and accepted this 3rd day
of January, 2002


/s/ Emilo Romano
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Emilio Romano
For ERM & Associates, Inc. and himself, personally